Exhibit 99.1
Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com
Stockholder contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.

DECLARES FIRST QUARTER DIVIDEND UNDER

NEW, EARNED DISTRIBUTION POLICY

NEW YORK, NY, March 6, 2009 – Seligman LaSalle International Real Estate Fund, Inc. (the “Fund”) (NYSE: SLS) today declared a first quarter dividend of $0.130 per share of Common Stock. Dividends on Common Stock will be paid on March 23, 2009 to Common Stockholders of record on March 16, 2009. The ex-dividend date for the Common Stock is March 12, 2009.

The $0.130 per share dividend on the Common Stock is in accordance with the Fund’s new, earned distribution policy, which was adopted by the Fund’s Board of Directors on January 8, 2009 and replaced the level rate distribution policy that was in effect prior to such date. Each of these policies is described below.

On January 8, 2009, the Fund announced the elimination of its level rate distribution policy under which the Fund paid quarterly distributions to Stockholders equal to 1.75% of the Fund’s initial public offering price of $25.00, or approximately 7% on an annual basis (the “Level Distribution Policy”). Effective January 8, 2009, the Fund adopted an earned distribution policy, meaning that the Fund generally intends to make distributions to Stockholders that are approximately equal to all distributions received by the Fund from its underlying portfolio investments (regardless of their characterization for tax purposes), less Fund expenses. These distributions received by the Fund from its underlying portfolio investments may include returns of capital from such investments. In addition, the Fund may, from time to time, make distributions in excess of the foregoing, and this excess may be a return of capital distributed from the Fund’s assets.

As was the case with the Level Distribution Policy, distributions to be paid to Stockholders by the Fund under the new, earned distribution policy are subject to recharacterization for tax purposes because the securities (e.g., real estate investment trusts) in which the Fund invests may not provide complete tax information to the Fund as to the tax character of the dividends distributed by such company (e.g., income, capital gain or return of capital) until after the Fund has made its distribution to Stockholders. This recharacterization could result in a proportionate increase in returns of capital to Stockholders. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of the Fund’s capital loss carryforwards from prior years could effectively be forfeited.

The Fund expects distributions to be paid quarterly in March, June, September and December.

Effective November 7, 2008, the Fund is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Fund was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.) is the principal underwriter of the RiverSource Group of Funds, which includes the Fund.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or RiverSource Services, Inc. (formerly Seligman Services, Inc.) at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY